Exhibit 99.3

             STATUS PROPERTIES INC. AND OLYMPUS REAL ESTATE CORPORATION
                    COMPLETE FORMATION OF STRATEGIC ALLIANCE FOR
                 REAL ESTATE ACQUISITION AND DEVELOPMENT ACTIVITIES

                 AUSTIN and DALLAS, TEXAS, May 26, 1998 - Stratus
            Properties Inc . (NASDAQ: STRS) and Olympus Real Estate Corporation (Olympus), an affiliate of Hicks, Muse, Tate & Furst Incorporated, announced today that they have completed the formation of their previously announced strategic alliance to develop certain of STRS' existing properties and to pursue new real estate acquisition and development opportunities. Under the terms of the agreements, Olympus has made a $10 million investment in STRS' mandatory redeemable preferred stock, provided a $10 million convertible debt financing facility to STRS and made available up to $50 million of capital for direct investment in joint STRS/Olympus projects.

                 Stratus Properties Inc., headquartered in Austin,
            Texas, is engaged in the development and marketing of real estate in the Austin, Dallas, Houston and San Antonio, Texas areas.

                 Olympus Real Estate Corporation is a leading private
            investment firm which invests in real estate equities, mortgages, securities and operating businesses on a global basis. Olympus was formed in 1994 by David B. Deniger as the real estate investment affiliate of Hicks, Muse, Tate & Furst Incorporated. Since the formation Olympus has completed nearly $3 billion in real estate investments, including numerous commercial, residential, hospitality and golf-related projects throughout the world.